Exhibit 14.1

INTERNATIONAL ALUMINUM CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

August 19, 2004

INTRODUCTION

This Code of Business Conduct and Ethics (“Code”) covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but sets out basic principles to guide employees of International Aluminum Corporation (“IAL”).  All of IAL’s employees are required to conduct themselves in accordance with the principles set forth in this Code and to avoid even the appearance of improper behavior.

Violation of this Code may subject an employee to disciplinary action, up to and including possible termination of employment.  If an employee is in a situation, which he or she believes may violate or lead to a violation of this Code, such employee should follow the guidelines contained in the COMPLIANCE PROCEDURES section of this Code.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which IAL’s ethical standards are built.  All employees must obey the laws of the cities, states and countries in which IAL operates.

CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interests interfere in any way with the interests of IAL.  A conflict can arise when an employee takes an action or has an interest that may make it difficult to perform his or her work objectively and effectively.  A conflict of interest may arise when an employee or a member of his or her family receives personal benefits as a result of the employee’s position with IAL.  Loans to, or guarantees of obligations of, employees or family members may create conflicts of interest.

It will almost certainly create a conflict of interest for an employee of IAL to work simultaneously for a competitor, customer or supplier or act as a consultant or serve as a board member thereof.  The safe course of conduct is to avoid any direct or indirect business relationship with a customer, supplier or competitor of IAL, except when acting in the course of your employment on IAL’s behalf.  Conflicts of interest may not always be clear-cut.  If you have a question, consult with your supervisor or IAL’s designated Corporate Governance Representative (“CGR”).  The CGR is currently Susan Leone, Vice President—Human Resources.

INSIDER TRADING

Employees who have access to or come into possession of non-public information regarding IAL, its business and affairs or its financial condition, or the business, affairs or financial condition of others with whom IAL has a business relationship, are not permitted to use or share that information for stock trading purposes or for any other purpose except lawfully in connection with the conduct of IAL’s business.  All non-public information about IAL, and all non-public information about others with whom IAL has a business relationship obtained in the course of your employment should be considered secret, proprietary and confidential.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of such information is not only unethical but also illegal.

CORPORATE OPPORTUNITIES

Employees, officers and directors may not take for themselves personally,

opportunities that arise or are discovered through the use of corporate property, information or position.  Employees, officers and directors owe a duty to IAL to advance its interests whenever and wherever the opportunity to do so arises.

COMPETITION AND FAIR DEALING

IAL seeks to outperform its competitors fairly and honestly.  Stealing proprietary information, possessing trade secret information of others that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee should respect the rights of and deal fairly with IAL’s customers, suppliers and competitors and with his or her fellow employees.  No employee should take unfair advantage of anyone through manipulation, concealment, use or abuse of privileged information, the misrepresentation of facts or any other unfair practice.

Subject to the PAYMENTS TO GOVERNMENT PERSONNEL section below, no gift or entertainment should be offered, given or accepted by any employee, family member of an employee or agent unless it:  (1) is not a cash gift;  (2) has a value of less than two hundred fifty dollars ($250.00);  (3) cannot be construed as a bribe or payoff and (4) does not violate any laws or regulations.  Each employee should discuss with his or her supervisor any gift or proposed gift which he or she is not certain is appropriate.

DISCRIMINATION AND HARASSMENT

IAL is an equal opportunity employer and is committed to providing equal opportunity to and for all of its employees.  IAL will not tolerate discrimination or harassment of any kind.  Examples include derogatory comments based on race, religion, ethnicity or sexual orientation, unwelcome sexual advances and creating an atmosphere of intimidation or harassment.  Any act of discrimination or harassment should be reported immediately to your supervisor or to the CGR.

HEALTH AND SAFETY

IAL strives to provide each employee with a safe and healthy work environment.  Each employee has the responsibility of maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of drugs and alcohol.  The use of illegal drugs or alcohol in the workplace will not be tolerated.

RECORD-KEEPING

IAL requires honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, only the true and actual number of hours worked should be reported.  Some employees use business expense accounts, which must be documented as required by Company policy and recorded accurately.  If you are not sure whether a particular expense is reimbursable, consult your supervisor.

All of IAL’s books, records, accounts and financial statements must appropriately reflect IAL’s transactions and must conform to all legal and accounting requirements and to IAL’s system of internal controls.  Unrecorded or “off the books” funds or assets are prohibited.  Records should be retained or destroyed as required by IAL’s record retention policy.

Communications often become public, and each employee should avoid exaggeration, defamation and guesswork.  This applies equally to e-mail, internal memos and formal reports.

CONFIDENTIALITY

Employees must maintain the confidentiality of secret and confidential information entrusted to them by IAL or others with whom IAL has a business relationship, except when disclosure is authorized by IAL’s legal counsel or required by law.  Confidential information includes non-public information that might be of use to competitors or harmful to IAL or others with whom IAL has a business relationship.  It also includes confidential information that has been entrusted to IAL.  The obligation to preserve confidential information continues even after employment ends.

PROTECTION AND PROPER USE OF IAL’S ASSETS

All employees should protect IAL’s assets and ensure the proper and efficient use thereof.  Theft, carelessness and waste have a direct impact on IAL’s profitability.  Any incident of fraud, theft or carelessness should be reported to an employee’s supervisor or the CGR.  IAL’s assets should not be used for or in connection with non-IAL business.

The obligation of employees to protect IAL’s assets includes IAL’s proprietary information such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs and records, salary information and any non-public financial data.  Unauthorized use or distribution of such information violates IAL’s policy and could be illegal and result in civil penalties.

PAYMENTS TO GOVERNMENT PERSONNEL

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make payments to government officials of any country.  In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel.  The promise, offer or delivery to an employee of the U.S. government of a gift, favor or other gratuity in violation of these rules will not only violate IAL’s policy but could also be a criminal offense.  State and local governments, as well as foreign governments, often have similar rules.

WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code may be made only by the Nominating and Governance Committee or the full Board of Directors of IAL and will be promptly disclosed as required by law or stock exchange regulation.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical conduct and, when in doubt, about the best course of action to take in a particular situation.  IAL does not allow retaliation for reporting misconduct when done in good faith.  All employees are expected to cooperate in internal investigations of misconduct.

COMPLIANCE PROCEDURES

It is essential to ensure prompt and consistent action against violations of this Code.  In some situations, it will be difficult to know if a violation has occurred.  Since no one can anticipate every situation that may arise, it is important that there be a way to approach a new question or problem.  These are the steps to keep in mind:

•                  Make sure you have all the facts.  In order to make correct decisions, be as fully informed as possible.

•                  Ask yourself:  What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with and the alternatives you have.  Use your judgment and common sense.

•                  Discuss the matter with your supervisor or the CGR.  This is basic guidance applicable to all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.  It is your supervisor’s responsibility to help solve problems.

•                  You may report ethical violations without fear of retaliation.  If the circumstances require that your identity be kept secret, your anonymity will be protected.  IAL does not permit retaliation of any kind against employees for good-faith reports of ethical violations.

•                  Always ask first, act later:  If you are unsure of what to do in any situation, seek guidance before you act.